Exhibit 99.12

Pazoo, Inc Sponsors Local Charity Event In Support of Mental Health

Whippany, N.J., September 29, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report it participated in, and donated to, the annual Care  Plus Foundation, Inc. Golf Outing. The Foundation is the charitable arm of Care Plus NJ, Inc. (“CarePlus”). The all-day golf and dinner banquet fundraising event took place on September 22 at Edgewood Country Club in River Vale, New Jersey.

CarePlus provides integrated mental healthcare services with a strong focus on wellness to individuals throughout the greater northern New Jersey area. Proceeds from the event go directly to the clients’ benefit to provide financial aid for medication, housing, training and education. Pazoo was privileged to participate in this event and to donate to the fundraising campaign. The event raised over $90,000, the largest amount raised at this event since its inception.

Pazoo is extremely honored to be a part of this event and subsequently has already pledged at least an additional $5,000 for next year’s outing.  The opportunity to participate and donate to an event like this fits perfectly with Pazoo’s overall mission to provide health and wellness information and outlets to all people and their pets. Pazoo looks at every aspect of health and wellness and one major aspect of health that is commonly overlooked is our mental health.   That is one of the reasons why Pazoo was drawn to this charity, as CarePlus is one of the leaders in making sure we take care of our own mental wellbeing. For more about the event please follow the link provided  here: http://www.careplusfoundation.org/third-annual-golfers-give-back-golf-outing-scheduled-september/

CarePlus President/CEO Joe Masciandaro said, “We are grateful for supporters like Pazoo.com who go over and above to sponsor and attend with great enthusiasm. Through their participation at the event, they donated back their winnings from the 50/50, then pledged their support for next year’s event. You can’t beat that type support.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date:  September 29, 2014